Exhibit 10.19

AGREEMENT

Sachi International, Inc. will consult with and provide services regarding the raising of capital for Nuway Medical, Inc.

Nuway and Sachi shall work together on an ongoing basis to secure at least $500,000 in working capital for Nuway on terms that Nuway shall agree.

In exchange for services rendered, Sachi International, Inc. shall receive warrants to purchase 3,000,0000 shares of stock in Nuway, at $.04 per share, which shall be vested and released based on the successful fund raising efforts, as they occur. Shares shall be issued, as earned but held in trust by Nuway until after one year from the date of issue.

Stock shall be considered earned on a proportionate basis, based on the success of raising capital up to $500,000. For Example, should Nuway secure 25% of the $500,000 goal, then 25% of the warrants to purchase 3,000,000 shares of stock will be considered earned.

Sachi International, Inc. shall be considered as the consultant of record for all sources of capital that may come from any contact of Sachi International, Inc. or it's affiliate relationships.


Date: 2-23-04


/s/
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Dennis Calvert